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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                   FORM 12B-25
                           NOTIFICATION OF LATE FILING


                                                 Commission File Number:  0-8924
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(Check One):      |X| Form 10-K and Form 10-KSB  |_| Form 11-K

                  |_| Form 20-F  |_| Form 10-Q and Form 10-QSB  |_| Form N-SAR

                  For Period Ended:  September 30, 2002

                           |_| Transition Report on Form 10-K
                           |_| Transition Report on Form 20-F
                           |_| Transition Report on Form 11-K
                           |_| Transition Report on Form 10-Q
                           |_| Transition Report on Form N-SAR

         For the Transition Period Ended: ______________________

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             Read instruction (on back page) Before Preparing Form.
 Please Print or Type. Nothing in this form shall be construed to imply that the
            Commission has verified any information contained herein.
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If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:

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PART I - REGISTRANT INFORMATION

Trinity Companies, Inc.
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Full Name of Registrant

Habersham Energy Company
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Former Name if Applicable

2526 Durant Avenue
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Address of Principal Executive Office (Street and Number)

Berkeley, California  94704
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City, State and Zip Code

PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate).



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               (a)  The reasons  described in  reasonable  detail in Part III of this form could not be eliminated without unreasonable effort or expense;

               (b) The subject annual report, semi-annual report, transition report on Form 10-K, 10-KSB, 20-F, 11-K, Form 20-F or Form N-SAR, or portion thereof will be filed on or before the
[X] fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, 10-QSB, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

             (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III - NARRATIVE RESPONSE

State below in reasonable detail the reasons why Form 10-K and 10-KSB, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof could not be filed within the prescribed period.

         The Registrant experienced a re-organization in the fourth quarter of its recently completed fiscal year and completed a major acquisition of a group of Australian and American companies in early October 2002. Due to these factors, the Registrant has experienced a delay in assembling the necessary financial information and completing its audit for the fiscal year ended September 30, 2002 and filing its annual report on Form 10-KSB without unreasonable effort or expense within the prescribed time period.

PART IV - OTHER INFORMATION

     (1) Name and telephone number of person to contact in regard to this notification.

     Edward P. Mooney                (510)                     540-9300
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         (Name)                   (Area Code)               (Telephone Number)

     (2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                                                  |X|Yes  |_| No
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     (3)  Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                                 |_| Yes  |X| No

         If  so:  attach  an  explanation  of  the  anticipated   change,   both
         narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


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

                             Trinity Companies, Inc.
                  (Name of Registrant as specified in charter)

         has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.



Dated:  December 30, 2002             By:  /s/ Edward P. Mooney, President
                                         ------------------------------------
                                               Edward P. Mooney, President